Exhibit 10.3

AGREEMENT FOR PRIVATE REDEVELOPMENT

By and Between

THE CITY OF MASON CITY, IOWA

AND

GOLDEN GRAIN ENERGY, L.L.C.

AGREEMENT FOR

PRIVATE REDEVELOPMENT

THIS AGREEMENT FOR PRIVATE REDEVELOPMENT (hereinafter called “Agreement”), is made on or as of the 17th day of December, 2003, by and among the CITY OF MASON CITY, IOWA, a municipality (hereinafter called “City”), established pursuant to the Code of Iowa of the State of Iowa and acting under the authorization of Chapter 403 of the Code of Iowa, 2003, as amended (hereinafter called “Urban Renewal Act”) and GOLDEN GRAIN ENERGY, L.L.C., an Iowa limited liability company having an office for the transaction of business at P.O. Box 435, New Hampton, Iowa 50659 (the “Developer”).

WITNESSETH:

WHEREAS, in furtherance of the objectives of the Urban Renewal Act, the City has undertaken a program for the clearance and reconstruction or rehabilitation of an economic development area within the area of operation of the City and, in this connection, is engaged in carrying out urban renewal project activities in an area known as the Area #2: South Federal/Gateway Urban Renewal Area, which area is described in the Urban Renewal Plan, as amended, approved for such area by Resolution No. 03-296 on November 4, 2003; and

WHEREAS, a copy of the foregoing Urban Renewal Plan has been recorded among the land records in the office of the Recorder of Cerro Gordo County, Iowa; and

WHEREAS, the Developer has an option to acquire certain real property located in the foregoing Urban Renewal Area as more particularly described in Exhibit A annexed hereto and made a part hereof (which property as so described is hereinafter referre to as the “Development Property”); and

WHEREAS, the Developer is willing to exercise said option, acquire said property, and cause certain improvements to be constructed on the Development Property and thereafter to cause the same to be operated in accordance with this Agreement; and

WHEREAS, the City is willing to construct certain public improvements which will benefit the Development Property; and

WHEREAS, the City believes that the development of the Development Property pursuant to this Agreement and the fulfillment generally of this Agreement, are in the vital and best interests of the City and in accord with the public purposes and provisions of the applicable State and local laws and requirements under which the foregoing project has been undertaken and is being assisted.

NOW, THEREFORE, in consideration of the premises and the mutual obligations of the parties hereto, each of them does hereby covenant and agree with the other as follows:

ARTICLE I. DEFINITIONS

Section 1.1. Definitions. In addition to other definitions set forth in this Agreement, all capitalized terms used and not otherwise defined herein shall have the following meanings unless a different meaning clearly appears from the context:

Agreement means this Agreement and all appendices hereto, as the same may be from time to time modified, amended or supplemented.

Area #2: South Federal/Gateway TIF Account means a separate account within the Area #2: South Federal/Gateway Urban Renewal Tax Increment Revenue Fund of the City, in which there shall be deposited all Tax Increments received by the City with respect to the Minimum Improvements and the Development Property.

Area #2: South Federal/Gateway Urban Renewal Tax Increment Revenue Fund means the special fund of the City created under the authority of Section 403.19(2) of the Code and the Ordinance, which fund was created in order to pay the principal of and interest on loans, monies advanced to or indebtedness, whether funded, refunded, assumed or otherwise, including bonds or other obligations issued under the authority of Section 403.9 or 403.12 of the Code, incurred by the City to finance or refinance in whole or in part projects undertaken pursuant to the Urban Renewal Plan for the Project Area.

Certificate of Completion means a certification in the form of the certificate attached hereto as Exhibit C and hereby made a part of this Agreement, provided to the Developer pursuant to Section 3.4 of this Agreement.

City means the City of Mason City, Iowa, or any successor to its functions.

City Improvements mean the public improvements to be constructed by the City, as outlined more fully in Article IV, and Exhibit E, herein.

Code means the Code of Iowa, 2003, as amended.

Commencement Date means the date of the issuance by the City of an occupancy permit for the Minimum Improvements.

Construction Plans means the plans, specifications, drawings and related documents reflecting the construction work to be performed by the Developer on the Development Property and the other properties upon which the Public Improvements will be located; the Construction Plans shall be as detailed as the plans, specifications, drawings and related documents which are submitted to the building inspector of the City as required by applicable City codes.

County  means the County of Cerro Gordo, Iowa.

Developer means Golden Grain Energy, L.L.C., an Iowa limited liability company, and its successors and assigns.

Development Property means that portion of the Area #2: South Federal/Gateway Urban Renewal Area of the City described in Exhibit A hereto.

Economic Development Grants mean the Tax Increment payments to be made by the City to the Developer under Article VIII of this Agreement.

Event of Default means any of the events described in Section 10.1 of this Agreement.

First Mortgage means any Mortgage granted to secure any loan made pursuant to either a mortgage commitment obtained by the Developer from a commercial lender or other financial institution to fund any portion of the construction costs and initial operating capital requirements of the Minimum Improvements, or all such Mortgages as appropriate.

Full Time Employment Unit means either (i) a “full time” employee who works at least 37.5 hours per week or 1,950 hours per year or (ii) any combination of “part time” employees, who, in the aggregate, work at least 1,950 hours per year.

Minimum Improvements shall mean the construction, of a 67,000 square foot ethanol plant with a minimum nameplate capacity of 40 million gallonsXand°-ma-x umtogether with all related site improvements described in the Construction Plans, as outlined in Exhibit B hereto.

Mortgage means any mortgage or security agreement in which the Developer has granted a mortgage or other security interest in the Development Property, or any portion or parcel thereof, or any improvements constructed thereon.

Net Proceeds means any proceeds paid by an insurer to the Developer under a policy or policies of insurance required to be provided and maintained by the Developer, as the case may be, pursuant to Article V of this Agreement and remaining after deducting all expenses (including fees and disbursements of counsel) incurred in the collection of such proceeds.

Ordinance means Ordinance No.03-23of the City, under which the taxes levied on the taxable property in the Project Area shall be divided and a portion paid into the South Federal/Gateway Urban Renewal Tax Increment Revenue Fund.

Project shall mean the construction of the Minimum Improvements on the Development Property, as described in this Agreement.

Rate Ordinance shall mean Ordinance No. 03-25, establishing the City’s Water Utility rates, approved and adopted on December 16, 2003, as may be amended from time to time.

State means the State of Iowa.

Tax Increments means the property tax revenues divided and made available to the City for deposit in the Area #2: South Federal/Gateway Urban Renewal Tax Increment Revenue Fund under the provisions of Section 403.19 of the Code and the Ordinance.

Termination Date means the date of termination of this Agreement, as established in Section 12.9 of this Agreement.

Unavoidable Delays means delays resulting from acts or occurrences outside the reasonable control of the party claiming the delay including but not limited to storms, floods, fires, explosions or other casualty losses, unusual weather conditions, strikes, boycotts, lockouts or other labor disputes, delays in transportation or delivery of material or equipment, litigation commenced by third parties, or the acts of any federal, State or local governmental unit (other than the City).

Urban Renewal Plan means the Urban Renewal Plan approved in respect of the Area #2: South Federal/Gateway Urban Renewal Area, described in the preambles hereof.

ARTICLE II. REPRESENTATIONS AND WARRANTIES

Section 2.1.                                   Representations and Warranties of the City. The City makes the following representations and warranties:

(a)                                  The City is a municipal corporation and political subdivision organized under the provisions of the Constitution and the laws of the State and has the power to enter into this Agreement and carry out its obligations hereunder.

(b)                                 The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of or compliance with the terms and conditions of this Agreement are not prevented by, limited by, in conflict with, or result in a breach of, the terms, conditions or provisions of any contractual restriction, evidence of indebtedness, agreement or instrument of whatever nature to which the City is now a party or by which it is bound, nor do they constitute a default under any of the foregoing.

Section 2.2.                                   Representations and Warranties of Developer. The Developer makes the following representations and warranties:

(a)                                  The Developer is a limited liability company duly organized and validly existing under the laws of the State of Iowa, and has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as presently proposed to be conducted, and to enter into and perform its obligations under the Agreement.

(b)                                 This Agreement has been duly and validly authorized, executed and delivered by the Developer and, assuming due authorization, execution and delivery by the City, is in full force and effect and is a valid and legally binding instrument of the Developer enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting creditors’ rights generally.

(c)                                  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of or compliance with the terms and conditions of this Agreement are not prevented by, limited by, in conflict with, or result in a violation or breach of, the terms, conditions or provisions of the articles of organization of the Developer or of any contractual restriction, evidence of indebtedness, agreement or instrument of whatever nature to which the Developer is now a party or by which it or its property is bound, nor do they constitute a default under any of the foregoing.

(d)                                 There are no actions, suits or proceedings pending or threatened against or affecting the Developer in any court or before any arbitrator or before or by any governmental body in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business (present or prospective), financial position or results of operations of the Developer or which in any manner raises any questions affecting the validity of the Agreement or the Developer’s ability to perform its obligations under this Agreement.

(e)                                  The Developer will cause the Minimum Improvements to be constructed in accordance with the terms of this Agreement, the Urban Renewal Plan and all local, State and federal laws and regulations, except for variances necessary to construct the Minimum Improvements contemplated in the Construction Plans.

(f)                                    The Developer will use its best efforts to obtain, or cause to be obtained, in a timely manner, all required permits, licenses and approvals, and will meet, in a timely manner, all requirements of all applicable local, State, and federal laws and regulations which must be obtained or met before the Minimum Improvements may be lawfully constructed.

(g)                                 The construction of the Minimum Improvements will require a total investment of not less than $51,000,000.

(h)                                 The Developer has not received any notice from any local, State or federal official that the activities of the Developer with respect to the Development Property may or will be in violation of any environmental law or regulation (other than those notices, if any, of which the City has previously been notified in writing). The Developer is not currently aware of any State or federal claim filed or planned to be filed by any party relating to any violation of any local, State or federal environmental law, regulation or review procedure applicable to the Development Property, and the Developer is not currently aware of any violation of any local, State or federal environmental law, regulation or review procedure which would give any person a valid claim under any State or federal environmental statute with respect thereto.

(i)                                     The Developer has firm commitments for construction or acquisition and permanent financing for the Project in an amount sufficient, together with equity commitments, to successfully complete the Minimum Improvements in accordance with the Construction Plans contemplated in this Agreement.

(j)                                     The Developer will cooperate fully with the City in resolution of any traffic, parking, trash removal or public safety problems which may arise in connection with the construction and operation of the Minimum Improvements.

(k)                                  The Developer expects that, barring Unavoidable Delays, the Minimum Improvement will be substantially completed by March 1, 2005.

(l)                                     The Developer would not undertake its obligations under this Agreement without the payment by the City of the Economic Development Grants being made to the Developer pursuant to this Agreement.

ARTICLE III. CONSTRUCTION OF MINIMUM IMPROVEMENTS

Section 3.1.                                   Construction of Minimum Improvements. The Developer agrees that it will cause the Minimum Improvements to be constructed on the Development Property in conformance with the Construction Plans submitted to the City. The Developer agrees that the scope and scale of the Minimum Improvements to be constructed shall not be significantly less than the scope and scale of the Minimum Improvements as detailed and outlined in the Construction Plans, and shall in no event require a total investment of less than $51,000,000.

Section 3.2.                                   Construction Plans. The Developer shall cause Construction Plans to be provided for the Minimum Improvements which shall be subject to approval by the City as provided in this Section 3.2. The Construction Plans shall be in conformity with the Urban Renewal Plan, this Agreement, and all applicable State and local laws and regulations. The City shall approve the Construction Plans in writing if: (a) the Construction Plans conform to the terms and conditions of this Agreement; (b) the Construction Plans conform to the terms and conditions of the Urban Renewal Plans; (c) the Construction Plans conform to all applicable federal, State and local laws, ordinances; rules and regulation and City permit requirements; (d) the Construction Plans are adequate for purposes of this Agreement to provide for the construction of the Minimum Improvements and (e) no Event of Default under the terms of this Agreement has occurred; provided, however, that any such approval of the Construction Plans pursuant to this Section 3.2 shall constitute approval for the purposes of this Agreement only and shall not be deemed to constitute approval or waiver by the City with respect to any building, fire, zoning or other ordinances or regulation of the City, and shall not be deemed to be sufficient plans to serve as the basis for the issuance of a building permit if the Construction Plans are not as detailed or complete as the plans otherwise required for the issuance of a building permit. The site plans submitted to the building official of the City for the Development Property and the surrounding areas where the Minimum Improvements are to be constructed by the Developer shall be adequate to serve as the Construction Plans, if such site plans are approved by the building official.

Approval of the Construction Plans by the City shall not relieve the Developer of any obligation to comply with the terms and provisions of this Agreement, or the provision of applicable federal, State and local laws, ordinances and regulations, nor shall approval of the Construction Plans by the City be deemed to constitute a waiver of any Event of Default.

Approval of Construction Plans hereunder is solely for purposes of this Agreement, and shall not constitute approval for any other City purpose nor subject the City to any liability for the Minimum Improvements as constructed.

Section 3.3.                                   Commencement and Completion of Construction. Subject to Unavoidable Delays, the Developer shall cause construction of the Minimum Improvements to be undertaken and completed (i) by no later than March 1, 2005 or (ii) by such other date as the parties shall mutually agree upon in writing. Time lost as a result of Unavoidable Delays shall be added to extend this date by a number of days equal to the number of days lost as a result of Unavoidable Delays. All work with respect to the Minimum Improvements to be constructed or provided by the Developer shall be in conformity with the Construction Plans approved by the building official or any amendments thereto as may be approved by the building official.

The Developer agrees that it shall permit designated representatives of the City, upon reasonable notice to the Developer (which does not have to be written), to enter upon the Development Property during the construction of the Minimum Improvements to inspect such construction and the progress thereof.

Section 3.4.                                   Certificate of Completion. Upon written request of the Developer after issuance of an occupancy permit for the Minimum Improvements, the City will furnish the Developer with a Certificate of Completion in the recordable form, in substantially the form set forth in Exhibit C attached hereto. Such Certificate of Completion shall be conclusive determination of satisfactory termination of the covenants and conditions of this Agreement with respect to the obligations of the Developer to construct the Minimum Improvements.

The Certificate of Completion may be recorded in the proper office for the recordation of deeds and other instruments pertaining to the Development Property at the Developer’s sole expense. If the City shall refuse or fail to provide a Certificate of Completion in accordance with the provisions of this Section 3.4, the City shall, within twenty (20) days after written request by the Developer, provide the Developer with a written statement indicating in adequate detail in what respects the Developer has failed to complete the Minimum Improvements in accordance with the provisions of this Agreement, or is otherwise in default under the terms of this Agreement, and what measures or acts it will be necessary, in the opinion of the City, for the Developer to take or perform in order to obtain such Certificate of Completion.

Prior to issuing its Certificate of Completion, the City shall be entitled to a review of the Minimum Improvements for compliance with the Construction Plans previously approved in accordance with this Agreement.

Section 3.5.Annexation. Developer agrees to submit an application for voluntary annexation of the Development Property into the City pursuant to Section 368.7 of the Iowa Code, in substantially the form attached hereto as Exhibit D. The Developer agrees to cooperate with the City in regards to the City’s time schedule with regard to said annexation.

ARTICLE IV. CONSTRUCTION OF CITY IMPROVEMENTS

Section 4.1.                                   Construction of City Improvements. The City agrees that it will cause the City Improvements to be constructed on or before October 31, 2004. The scope of the City Improvements is outlined in Exhibit E, attached hereto and incorporated herein by this reference. With the connection of the City Improvements, the City shall provide water service to the Development Property.

Section 4.2.                                   User Fee. In accordance with the Rate Ordinance, the Developer shall pay a User Fee for the services provided to the Development Property. This User Fee shall be made up of two parts:

A.                                   Part 1 being the special user fee. Developer shall pay said special user fee amount in monthly installments of $3,333.33. This special user fee shall be subject to and collected in accordance with the Rate Ordinance, and shall expire ten (10) years after its inception upon connection of the Development Property to the City Improvements.

B.                                     Part 2 being the excess use charge. Upon connection to the City Improvements, Developer shall install a water meter to calculate its monthly usage. Developer shall pay for the City potable drinking water services to the extent used by the Developer at the Development Property in accordance with the Rate Ordinance. Developer shall also install a second water meter for the line which shall provide back-up water processing. There shall be no minimum monthly charge for this “back-up” water line unless water is delivered through the meter at any time during the billing cycle. Finally, a third un-metered line shall be run from the City Improvements solely and only for purposes of fire protection at the Development Property. City review and approval of the Construction

Plans for purposes of this Agreement shall include a verification that the designated “fire line” is used solely and only for purposes of on-site fire protection.

In accordance with the Rate Ordinance, failure of the Developer to pay the above user fee shall result in a lien in the amount of non-payment to be placed upon the Development Property.

ARTICLE V. INSURANCE

Section 5.1.                                   Insurance Requirements.

(a)                                  The Developer will provide and maintain or cause to be maintained at all times during the process of constructing the Minimum Improvements (and, from time to time at the request of the City, furnish the City with proof of payment of premiums on):

(i)                                     Builder’s risk insurance, written on the so-called “Builder’s Risk -Completed Value Basis”, in an amount equal to one hundred percent (100%) of the insurable value of the Minimum Improvements at the date of completion, and with coverage available in nonreporting form on the so-called “all risk” form of policy;

(ii)                                  Comprehensive general liability insurance (including operations, contingent liability, operations of subcontractors, completed operations and contractual liability insurance) together with an Owner’s Contractor’s Policy with limits against bodily injury and property damage of not less than $500,000 for each occurrence (to accomplish the above-required limits, an umbrella excess liability policy may be used); and

(iii)                               Worker’s compensation insurance, with statutory coverage.

(b)                                 Upon completion of construction of the Minimum Improvements and at all times prior to the Termination Date, the Developer shall maintain, or cause to be maintained, at its cost and expense (and from time to time at the request of the City shall furnish proof of the payment of premiums on) insurance as follows:

(i)                                     Insurance against loss and/or damage to the Minimum Improvements under a policy or policies covering such risks as are ordinarily insured against by similar businesses, including (without limitation the generality of the foregoing) fire, extended coverage, vandalism and malicious mischief, explosion, water damage, demolition cost, debris removal, and collapse in an amount not less than the full insurable replacement value of the Minimum Improvements, but any such policy may have a deductible amount of not more than $50,000. No policy of insurance shall be so written that the proceeds thereof will produce less than the minimum coverage required by the preceding sentence, by reason of co-insurance provisions or otherwise, without the prior consent thereto in writing by the City. The term “full insurable replacement value” shall mean the actual replacement cost of the Minimum Improvements (excluding foundation and excavation costs and costs of underground flues, pipes, drains and other uninsurable items) and equipment, and shall be determined from time to time at the request of the City, but not more frequently than once every three years, by an insurance consultant or insurer selected and paid for by the Developer and approved by the City.

(ii) Comprehensive general public liability insurance, including personal injury liability for injuries to persons and/or property, including any injuries resulting from the operation of automobiles or other motorized vehicles on or about the Development Property, in the minimum amount for each occurrence and for each year of $1,000,000.

(iii) Such other insurance, including worker’s compensation insurance respecting all employees of the Developer, in such amount as is customarily carried by like organizations engaged in like activities of comparable size and liability exposure; provided that the Developer may be self-insured with respect to all or any part of its liability for worker’s compensation.

(c)                                  All insurance required by this Article V to be provided prior to the Termination Date shall be taken out and maintained in responsible insurance companies selected by the Developer which are authorized under the laws of the State to assume the risks covered thereby. The Developer will deposit annually with the City copies of policies evidencing all such insurance, or a certificate or certificates or binders of the respective insurers stating that such insurance is in force and effect. Unless otherwise provided in this Article V, each policy shall contain a provision that the insurer shall not cancel or modify it without giving written notice to the Developer and the City at least thirty (30) days before the cancellation or modification becomes effective. Not less than fifteen (15) days prior to the expiration of any policy, the Developer shall furnish the City evidence satisfactory to the City that the policy has been renewed or replaced by another policy conforming to the provisions of this Article V, or that there is no necessity therefor under the terms hereof. In lieu of separate policies, the Developer may maintain a single policy, or blanket or umbrella policies, or a combination thereof, which provide the total coverage required herein, in which event the Developer shall deposit with the City a certificate or certificates of the respective insurers as to the amount of coverage in force upon the Minimum Improvements.

(d)                                 The Developer agrees to notify the City immediately in the case of damage exceeding $200,000 in amount to, or destruction of, the Minimum Improvements or any portion thereof resulting from fire or other casualty. Net Proceeds of any such insurance shall be paid directly to the Developer, and the Developer will forthwith repair, reconstruct and restore the Minimum Improvements to substantially the same or an improved condition or value as they existed prior to the event causing such damage and, to the extent necessary to accomplish such repair, reconstruction and restoration, the Developer will apply the Net Proceeds of any insurance relating to such damage received by the Developer to the payment or reimbursement of the costs thereof.

(e)                                  The Developer shall complete the repair, reconstruction and restoration of the Minimum Improvements, whether or not the Net Proceeds of insurance received by the Developer for such purposes are sufficient.

ARTICLE VI. COVENANTS OF THE DEVELOPER

Section 6.1.                                   Maintenance of Properties.  The Developer will maintain, preserve and keep its properties (whether owned in fee or a leasehold interest), including but not limited to the Minimum Improvements, in good repair and working order, ordinary wear and tear accepted, and from time to time will make all necessary repairs, replacements, renewals and additions.

Section 6.2.                                   Maintenance of Records. The Developer will keep at all times proper books of record and account in which full, true and correct entries will be made of all dealings and transactions of or in relation to the business and affairs of the Developer. in accordance with generally accepted accounting principles, consistently applied throughout the period involved, and the Developer will provide reasonable protection against loss or damage to such books of record and account.

Section 6.3.                                   Compliance with Laws. The Developer will comply with all laws, rules and regulations relating to the Minimum Improvements, other than laws, rules and regulations the failure to comply with which or the sanctions and penalties resulting therefrom, would not have a material adverse effect on the business, property, operations, or condition, financial or otherwise, of the Developer.

Section 6.4.                                   Non-Discrimination. In operating the Minimum Improvements, the Developer shall not discriminate against any applicant, employee or tenant because of race, creed, color, sex, national origin, age or disability. The Developer shall ensure that applicants, employees and tenants are considered and are treated without regard to their race, creed, color, sex, national origin, age or disability.

Section 6.5.                                   Available Information. Upon request, the Developer shall promptly provide the City with copies of its financial statements for the preceding fiscal year, prepared in accordance with generally accepted accounting principles and accompanied by a report of an independent public accountant selected by the Developer to the effect that such financial statements have been prepared in conformity with generally accepted accounting principles and present fairly, in all material respects, the financial condition of the Developer and that the examination of such financial statements by such accountant has been undertaken in accordance with generally accepted auditing standards.

Section 6.6.                                   Employment. Commencing March 1, 2005, or upon the issuance of the Certificate of Completion by the City, the Developer agrees that it will maintain a monthly average of at least thirty (30) Full Time Employment Units at the Minimum Improvements at all times until at least the Termination Date set forth in Section 12.8 hereof.

Section 6.7.                                   Annual Certification. To assist the City in monitoring and performance of the Developer hereunder, a duly authorized officer of the Developer shall annually certify to the City (a) the number of Full Time Employment Units employed at the Minimum Improvements as of the anniversary of the Commencement Date and as of the first day of each of the preceding eleven (11) months and (b) to the effect that such officer has re-examined the terms and provisions of this Agreement and that at the date of such certificate, and during the preceding twelve (12) months, the Developer is not, or was not, in default in the fulfillment of any of the terms and conditions of this Agreement and that no Event of Default (or event which, with the lapse of time or the giving of notice, or both, would become an Event of Default) is occurring or has occurred as of the date of such certificate or during such period, or if the signer is aware of any such default, event or Event of Default, said officer shall disclose in such statement the nature thereof, its period of existence and what action, if any, has been taken or is proposed to be taken with respect thereto. Such certificate shall be provided not later than November I of each year, commencing November I, 2005 and ending on November 1, 2014, both dates inclusive.

ARTICLE VII. ASSIGNMENT AND TRANSFER

Section 7.1.                                   Status of the Developer; Transfer of Substantially All Assets. As security for the obligations of the Developer under this Agreement, the Developer represents ‘and agrees that, prior to the issuance of the Certificate of Completion and prior to the Termination Date, the Developer will maintain its existence as a limited liability company and will not wind up or otherwise dispose of all or substantially all of its assets or assign their interest in this Agreement to any other party unless (i) the transferee partnership, corporation, limited liability company or individual assumes in writing all of the obligations of the Developer under this Agreement and (ii) the City consents thereto in writing in advance thereof. Notwithstanding the foregoing, however, or any other provisions of this Agreement, the Developer may pledge any and/or all of its assets as security for any financing of the Minimum Improvements, and the City agrees that Developer may assign its interest under this Agreement for such purpose.

ARTICLE VIII. ECONOMIC DEVELOPMENT GRANTS

Section 8.1.                                   Economic Development Grants. (a) For and in consideration of the obligations being assumed by the Developer hereunder, and in furtherance of the goals and objectives of the Urban Renewal Plan for the Project Area and the Urban Renewal Act, the City agrees, subject to the Developer being and remaining in compliance with the terms of this Agreement and to the terms of this Article VIII, to assume an obligation to make up to twenty (20) consecutive semi-annual payments to the Developer commencing in October 2006, pursuant to Section 403.9 of the Urban Renewal Act, equal in amount to one hundred percent (100%) the Tax Increments collected by the City under the terms of the Ordinance (without regard to any averaging that may otherwise be utilized under Section 403.19 and excluding any interest that may accrue thereon prior to payment to the Developer) during the preceding six-month period in respect of the Development Property and the Minimum Improvements, but subject to adjustment as provided in this Article (such payments being referred to collectively as the “Economic Development Grants”).

(b)                                 The obligation of the City to make an Economic Development Grant to the Developer in any year shall be subject to and conditioned upon the timely filing by the Developer of the annual certificate required under Section 6.7 hereof and the City Council’s approval thereof. If the Developer’s annual certificate is timely filed and contains the information required under Section 6.7 and the City Council approves of the same, the City shall certify to the County prior to December 1 of that year its request for the available Tax Increments resulting from the assessments imposed by the County as of January 1 of that year, to be collected by the City as taxes are paid during the following fiscal year and which shall thereafter be disbursed to the Developer in October and April of that fiscal year. (Example: if the Developer and the City each so certify in November and December, 2005, respectively, the first Economic Development Grant would be paid to the Developer in October, 2006).

(c)                                  In the event that the annual certificate required to be delivered by the Developer under Section 6.7 is not delivered to the City by November 1 of any year, the Developer recognizes and agrees that the City may have insufficient time to review and approve the same and certify its request for Tax Increments to the County and that, as a result, no Economic Development Grant may be made to the Developer in respect thereof. The City covenants to act in good faith to appropriately review and consider any late certification on the part of the Developer, but the City shall not be obligated to make any certification to the County for the available Tax Increments or make any corresponding payment of the Economic Development Grant to the Developer if, in the reasonable judgment of the City, it is not able to give appropriate consideration (which may include, but not be limited to, specific discussion before the City Council at a regular City Council meeting with respect thereto) to the Developer’s certification due to its late filing.

(d)                                 In order to receive semi-annual Economic Development Grants, Developer shall submit a request to the City within thirty (30) days of the payment of ad valorem taxes on the Project Area. Said request shall include documentation satisfactory to the City evidencing payment of all ad valorem taxes due. Upon receipt of such request, the City shall issue Developer’s Economic Development Grant within thirty (30) days, contingent upon the additional conditions precedent set out in Article III.

Failure of Developer to file a request for an Economic Development Grant within the requisite time period shall waive Developer’s right to, and the City’s obligation of, payment of said Economic Development Grant. Waiver shall be in an individual semiannual grant basis. Such waiver shall not waive Developer’s right to any subsequent grant payment as they may come due.

(e)                                  The aggregate amount of the Economic Development Grants that may be paid to the Developer under this Agreement shall be equal to the sum of the total amount of all Tax Increments collected in respect of the assessments imposed on the Development Property and Minimum Improvements as of January 1, 2005 and on January 1 of each of the following ten (10) years, but such Economic Development Grants shall at all times be subject to termination in accordance with the terms of this Article VIII. Thereafter the taxes levied on the Development Property and Minimum Improvements shall be divided and applied in accordance with the Urban Renewal Act and the Ordinance.

(f)                                    In the event that any certificate filed by the Developer under Section 6.7 discloses the existence or prior occurrence of an Event of Default that was not cured or cannot reasonably be cured under the provisions of Section 10.2 (or an event that, with the passage of time or giving of notice, or both, would become an Event of Default that cannot reasonably be cured under the provisions of Section 10.2), the City shall have no obligation thereafter to make any further payments to the Developer in respect of the Economic Development Grants and may proceed to take one or more of the actions described in Section 10.2 hereof.

Section 8.2.                                   Source of Grant Funds Limited. (a) The Economic Development Grants shall be payable from and secured solely and only by amounts deposited and held in the Area #2: South Federal/Gateway TIF Account of the City. The City hereby covenants and agrees to maintain the Ordinance in force during the term hereof and to apply the incremental taxes collected in respect of the Development Property and Minimum Improvements and allocated to the Area #2: South Federal/Gateway TIF Account to pay the Economic Development Grants, as and to the extent set forth in Section 8.1 hereof. The Economic Development Grants shall not be payable in any manner by other tax increment revenues or by general taxation or from any other City funds.

(b)                                 Notwithstanding the provisions of Section 8.1 hereof, the City shall have no obligation to make an Economic Development Grant to the Developer if at any time during the term hereof the City receives an opinion of its legal counsel to the effect that the use of Tax Increments resulting from the Minimum Improvements to fund an Economic Development Grant to the Developer, as contemplated under said Section 8.1, is not authorized or otherwise an appropriate project activity permitted to be undertaken by the City under the Urban Renewal Act or other applicable provisions of the Code, as then constituted, or under a controlling decision of an Iowa court having jurisdiction over the subject matter hereof. Upon receipt of such an opinion, the City shall promptly forward a copy of the same to the Developer. If the circumstances or legal constraints giving rise to the opinion continue for a period during which two (2) Economic Development Grants would otherwise have been paid to the Developer under the terms of Section 8.1, the City may terminate this Agreement, without penalty or other liability to the Developer, by written notice to the Developer.

(c)                                  The City makes no representation with respect to the amounts that may finally be paid to the Developer as the Economic Development Grants, and under no. circumstances shall the City in any manner be liable to the Developer so long as the City timely applies the Tax Increments actually collected and held in the Area #2: South Federal/Gateway TIF Account (regardless of the amounts thereof) to the payment of the Economic Development Grants to the Developer, as and to the extent described in this Article.

Section 8.3.                                   Use of Other Tax Increments. Subject to this Article VIII, the City shall be free to use any and all Tax Increments collected in respect of any other properties within the Project Area, or any available Tax Increments resulting from the suspension or termination of the Economic Development Grants under Section 8.1 hereof, for any purpose for which the Tax Increments may lawfully be used pursuant to the provisions of the Urban Renewal Act, and the City shall have no obligations to the Developer with respect to the use thereof.

ARTICLE IX. INDEMNIFICATION

Section 9.1.                                   Release and Indemnification Covenants.

(a)                                  The Developer releases the City and the governing body members, officers, agents, servants and employees thereof (hereinafter, for purposes of this Article IX, the “indemnified parties”) from, covenant and agree that the indemnified parties shall not be liable for, and agree to indemnify, defend and hold harmless the indemnified parties against, any loss or damage to property or any injury to or death of any person occurring at or about or resulting from any defect in the Minimum Improvements.

(b)                                 Except for any willful misrepresentation or any willful or wanton misconduct or any unlawful act of the indemnified parties, the Developer agrees to protect and defend the indemnified parties, now or forever, and further agree to hold the indemnified parties harmless, from any claim, demand, suit, action or other proceedings whatsoever by any person or entity whatsoever arising or purportedly arising from (i) any violation of any agreement or condition of this Agreement (except with respect to any suit, action, demand or other proceeding brought by the Developer against the City to enforce its rights under this Agreement), (ii) the acquisition and condition of the Development Property and the construction, installation, ownership, and operation of the Minimum Improvements or (iii) any hazardous substance or environmental contamination located in or on the Development Property.

(c)                                  The indemnified parties shall not be liable for any damage or injury to the persons or property of the Developer or its officers, agents, servants or employees or any other person who may be about the Minimum Improvements due to any act of negligence of any person, other than any act of negligence on the part of any such indemnified party or its officers, agents, servants or employees.

(d)                                 All covenants, stipulations, promises, agreements and obligations of the City contained herein shall be deemed to be the covenants, stipulations, promises, agreements and obligations of the

City, and not of any governing body member, officer, agent, servant or employee of the City in the individual capacity thereof.

(e)                                  The provisions of this Article IX shall survive the termination of this Agreement.

ARTICLE X. REMEDIES

Section 10.1. Events of Default Defined. The following shall be “Events of Default” under this Agreement and the term “Event of Default” shall mean, whenever it is used in this Agreement, any one or more of the following events:

(a)                                  Failure by the Developer to cause the construction of the Minimum Improvements to be commenced and completed pursuant to the terms, conditions and limitations of Article III of this Agreement;

(b)                                 Transfer of any interest in this Agreement or the assets of the Developer in violation of the provisions of Article VII of this Agreement;

(c)                                  Failure by the Developer to substantially observe or perform any covenant, condition, obligation or agreement on its part to be observed or performed under this Agreement;

(d)                                 The holder of any Mortgage on the Development Property, or any improvements thereon, or any portion thereof, commences foreclosure proceedings as a result of any default under the applicable Mortgage documents;

(e)                                  The Developer shall:

(A)                              file any petition in bankruptcy or for any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under the United States Bankruptcy Act of 1978, as amended, or under any similar federal or state law; or

(B)                                make an assignment for the benefit of its creditors; or due; or

(C)                                admit in writing its inability to pay its debts generally as they become

(D)                               be adjudicated a bankrupt or insolvent; or if a petition or answer proposing the adjudication of the Developer as a bankrupt or its reorganization under any present or future federal bankruptcy act or any similar federal or state law shall be filed in any court and such petition or answer shall not be discharged or denied within ninety (90) days after the filing thereof; or a receiver, trustee or liquidator of the Developer or the Minimum Improvements, or part thereof, shall be appointed in any proceedings brought against the Developer, and shall not be discharged within ninety (90) days after such appointment, or if the Developer shall consent to or acquiesce in such appointment; or

(f)                                    Any representation or warranty made by the Developer in this Agreement, or made by the Developer in any written statement or certificate furnished by the Developer pursuant to this Agreement, shall prove to have been incorrect, incomplete or misleading in any material respect on or as of the date of the issuance or making thereof.

Section 10.2. Remedies on Default. Whenever any Event of Default referred to in Section 10.1 of this Agreement occurs and is continuing, the City, as specified below, may take any one or more of the following actions after (except in the case of an Event of Default under subsections (e) or (f) of said Section 10.1) the giving of thirty (30) days’ written notice by the City to the Developer and the holder of the First Mortgage (but only to the extent the City has been informed in writing of the existence of a First Mortgage and been provided with the address of the holder thereof) of the Event of Default, but only if the

Event of Default has not been cured within said thirty (30) days, or if the Event of Default cannot reasonably be cured within thirty (30) days and the Developer does not provide assurances reasonably satisfactory to the City that the Event of Default will be cured as soon as reasonably possible:

(a)                                  The City may suspend its performance under this Agreement until it receives assurances from the Developer, deemed adequate by the City, that the Developer will cure its default and continue its performance under this Agreement;

(b)                                 The City may terminate this Agreement;

(c)                                  The City may withhold the Certificate of Completion;

(d)                                 The City may take any action, including legal, equitable or administrative action, which may appear necessary or desirable to enforce performance and observance of any obligation, agreement, or covenant of the Developer, as the case may be, under this Agreement; or

(e)                                  The City shall be entitled to recover from the Developer, and the Developer shall re-pay to the City, an amount equal to the most recent Economic Development Grant previously made to the Developer under Article VIII hereof, and the City may take any action, including any legal action it deems necessary, to recover such amount from the Developer.

Section 10.3. No Remedy Exclusive. No remedy herein conferred upon or reserved to the City is intended to be exclusive of any other available remedy or remedies, but each and every remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.

Section 10.4. No Implied Waiver. In the event any agreement contained in this Agreement should be breached by any party and thereafter waived by any other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other concurrent, previous or subsequent breach hereunder.

Section 10.5. Agreement to Pay Attorneys’ Fees and Expenses. Whenever any Event of Default occurs and the City shall employ attorneys or incur other expenses for the collection of payments due or to become due or for the enforcement or performance or observance of any obligation or agreement on the part of the Developer herein contained, the Developer agrees that it shall, on demand therefor, pay to the City the reasonable fees of such attorneys and such other expenses as may be reasonably and appropriately incurred by the City in connection therewith.

ARTICLE XI. OPTION TO TERMINATE AGREEMENT

Section 11.1. Option to Terminate. This Agreement may be terminated by the Developer if (i) the Developer is in compliance with all material terms of this Agreement and no Event of Default has occurred which has not been cured in accordance with the provisions of Section 10.2 hereof; and (ii) the City fails to comply with any material term of this Agreement, and, after written notice by the Developer of such failure, the City has failed to cure such noncompliance within ninety (90) days of receipt of such notice, or, if such noncompliance cannot reasonably be cured by the City within ninety (90) days of receipt of such notice, the City has not provided assurances reasonably satisfactory to the Developer that such noncompliance will be cured as soon as reasonably possible.

Section 11.2. Effect of Termination. If this Agreement is terminated pursuant to this Article XI, this Agreement shall be from such date forward null and void and of no further effect; provided, however, that the City’s rights to indemnification under Article IX hereof shall in all events survive and provided further that the termination of this Agreement shall not affect the rights of any party to institute any action, claim or demand for damages suffered as a result of breach or default of the terms of this Agreement by another party, or to recover amounts which had accrued and become due and payable as of the date of such termination. In any such action, the prevailing party shall be entitled to recover its reasonable attorneys fees and related expenses incurred in connection therewith (but only, in the case of the City, to the extent permitted by applicable law).  Upon termination of this Agreement pursuant to this Article XI, the Developer shall be free to proceed with the construction and operation of the Minimum Improvements at its own expense and without regard to the provisions of this Agreement.

ARTICLE XII. MISCELLANEOUS

Section 12.1. Conflict of Interest. The Developer represents and warrants that, to its best knowledge and belief after due inquiry, no officer or employee of the City, or its designees or agents, nor any consultant or member of the governing body of the City, and no other public official of the City who exercises or has exercised any functions or responsibilities with respect to the Project during his or her tenure, or who is in a position to participate in a decision-making process or gain insider information with regard to the Project, has had or shall have any interest, direct or indirect, in any contract or subcontract, or the proceeds thereof, for work or services to be performed in connection with the Project, or in any activity, or benefit therefrom, which is part of the Project at any time during or after such person’s tenure.

Section 12.2. Notices and Demands. A notice, demand or other communication under this Agreement by any party to the other shall be sufficiently given or delivered if it is dispatched by registered or certified mail, postage prepaid, return receipt requested, or delivered personally, and

(a)                                  In the case of the Developer, is addressed or delivered personally to the Developer at P.O. Box 435, New Hampton, Iowa 50659; Attn: Stan Laures; and

(b)                                 In the case of the City, is addressed to or delivered personally to the City at City Hall, 10 First Street NW, Mason City, Iowa 50401-3224, Attn: Mayor;

or to such other designated individual or officer or to such other address as any party shall have furnished to the other in writing in accordance herewith.

Section 12.3. Titles of Articles and Sections. Any titles of the several parts, Articles, and Sections of this Agreement are inserted for convenience of reference only and shall be disregarded in construing or interpreting any of its provisions.

Section 12.4. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute one and the same instrument.

Section 12.5. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Iowa.

Section 12.6. Entire Agreement. This Agreement and the exhibits hereto reflect the entire agreement between the parties regarding the subject matter hereof, and supersedes and replaces all prior agreements, negotiations or discussions, whether oral or written. This Agreement may not be amended except by a subsequent writing signed by all parties hereto.

Section 12.7. Successors and Assigns. This Agreement is intended to and shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Section 12.8. Recording. Upon execution, this Agreement shall be filed for record in the office of the County Recorder of the County in which the Development Property is located.

Section 12.9. Termination Date. This Agreement shall terminate and be of no further force or effect on and after June 30, 2015.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the City has caused this Agreement to be duly executed in its name and behalf by its Mayor and its seal to be hereunto duly affixed and attested by its City Clerk, the Developer has caused this Agreement to be duly executed in its name and behalf by its President and Project Coordinator, all on or as of the day first above written.

(SEAL)		CITY OF MASON CITY, IOWA

		By:	/s/ Jean Marinos
Mayor

ATTEST:

By:	/s/ Tim Moerman
City Clerk

GOLDEN GRAIN ENERGY, L.L.C.

		By:	/s/ Walter Wendland

		Its:	President

ATTEST:

By:	/s/ Stanley Laures

Its:	Project Coordinator

STATE OF IOWA	)
) SS
COUNTY OF CERRO GORDO	)

On this 17th day of December, 2003, before me a Notary Public in and for said County, personally appeared Jean Marinos and Tim Moerman, to me personally known, who being duly sworn, did say that they are the Mayor and City Clerk, respectively of the City of Mason City, Iowa, a Municipal Corporation, created and existing under the laws of the State of Iowa, and that the seal affixed to the foregoing instrument is the seal of said Municipal Corporation, and that said instrument was signed and sealed on behalf of said Municipal Corporation by authority and resolution of its City Council and said Mayor and City Clerk acknowledged said instrument to be the free act and deed of said Municipal Corporation by it voluntarily executed.

/s/ Diana L. Black
Notary Public in and for Said County and State

STATE OF IOWA	)
) SS
COUNTY OF CERRO GORDO	)

On this 12th day of January, 2004, before me the undersigned, a Notary Public in and for said County, in said State, personally appeared Walter Wendland and Stanley Laures, to me personally known, who, being by me duly sworn, did say that they are the President and Project Coordinator of Golden Grain Energy, LLC, and that said instrument was signed on behalf of said limited liability company; and that the said President and Project Coordinator as such officers acknowledged the execution of said instrument to be the voluntary act and deed of said corporation, by them voluntarily executed.

/s/ Colleen M. Kruger
Notary Public in and for Said County and State

EXHIBIT A

DEVELOPMENT PROPERTY

The Development Property is described as consisting of all that certain parcel or parcels of land located generally at 14542 240`h Street, in the County of Cerro Gordo, State of Iowa, which is located within two miles of the City of Mason City’s corporate boundary and within its “area of operation” for purposes of Chapter 403 of the Iowa Code, and is more particularly described as follows:

Parcel B of the Survey dated September 7, 2002, and filed December 3, 2002, as instrument 02-12865 of the Cerro Gordo County Recorder’s Office, said real estate being a part of Section 20, Township 96 North, Range 20 West of the 5`h P.M., Cerro Gordo County, Iowa, more particularly described as follows:

Beginning at the South 1/4 corner of said Section 20; thence N89°57’54”W (assumed bearing) along the south line of the SW 1/4 of said Section 20, a distance of 66.38 feet to the easterly railroad right-of-way line; then N 00°19’05” E along said easterly right-of-way line 2,638.85 feet to the north line of said SW 1/4; thence continuing along said easterly right-of-way line N00°16’08” E 229.0 feet; thence S 89°47’35” E 65.98 feet to the east line of the NW 1/4 of said Section 20; thence S 89°45’24” E 834.02 feet; thence S00° 16’08” W 229.00 feet to the north line of said SE 1/4 of said Section 20; thence South 00°19’05” W 2,643.59 feet to the south line of said SE 1/4; thence N89°25’03” W along said south line 833.61 feet to the point of beginning. Said Parcel B contains 59.30 acres more or less, including 0.93 acres of county road easement across the South 45.00 feet thereof, and is subject to other recorded and unrecorded easements, restrictions and servitudes, if any; and

Parcel C of that part of the North Half of Section 20, Township 96 North, Range 20 West of the 5`h P.M., Cerro Gordo County, Iowa, described as follows:

Commencing at the southwest corner of the NE 1/4 of said section 20; thence North 89 degrees 47 minutes 35 seconds West (assumed bearing) along the south line of the NW 1/4 of said Section 20 a distance of 65.91 feet to the easterly railroad right-of-way line; thence North 00 degrees 16 minutes 08 seconds East along said easterly right-of-way 229.00 feet to the point of beginning; thence continuing North 00 degrees 16 minutes 08 seconds East along said easterly right-of-way line 450.00 feet; thence South 89 degrees 47 minutes 35 seconds East 66.12 feet to the east line of the NW 1/4 of said Section 20; thence South 89 degrees 45 minutes 24 seconds East 833.88 feet; thence South 00 degrees 16 minutes 08 seconds West 450.00 feet to a point 229.00 feet north of the south line of the NE 1/4 of said Section 20; thence North 89 degrees 45 minutes 24 seconds West parallel with the said south line 834.02 feet to the east line of the NW 1/4 of said Section 20; thence North 89 degrees 47 minutes 35 seconds West parallel with the south line of the NW 1/4 of said Section 20 a distance of 65.98 feet to the point of beginning.

Said Parcel C contains 9.30 acres more or less, and is subject to recorded and unrecorded easements, restrictions and servitudes, if any.

EXHIBIT B

MINIMUM IMPROVEMENTS

The Minimum Improvements shall consist of the construction of a 67,000 square foot ethanol plant with a minimum nameplate capacity of 40 million gallons or more, all as set forth in the Construction Plans and being as more particularly shown and in substantially the same configuration and scope as the Site Plans attached hereto and made a part hereof.

All construction, signage (if any) and landscaping shall be in accordance with said Site Plans and with the Construction Plans and the Urban Renewal Plan.

Schedule of Performance

Activity to be Completed	Completion Date (not later than):

Construction Plans submitted

Issuance of Permits for Construction

Foundation Permits

Building Permits

Site Preparation Completed

Substantial Completion

Issuance of Occupancy Permit	March 1, 2005

EXHIBIT C

CERTIFICATE OF COMPLETION

WHEREAS, the City of Mason City, Iowa (the “City”) and Golden Grain Energy, L.L.C., an Iowa limited liability company, having an office for the transaction of business at P.O. Box 435, New Hampton, Iowa (the “Developer”), did on or about the                 day of                       , 2003, make, execute and deliver, each to the other, an Agreement for Private Redevelopment (the “Agreement”), wherein and whereby the Developer agreed, in accordance with the terms of the Agreement, to develop and maintain certain real property located within the City and as more particularly described as follows:

Parcel B of the Survey dated September 7, 2002, and filed December 3, 2002, as instrument 02-12865 of the Cerro Gordo County Recorder’s Office, said real estate being a part of Section 20, Township 96 North, Range 20 West of the 5`” P.M., Cerro Gordo County, Iowa, more particularly described as follows:

Beginning at the South 1/4 corner of said Section 20; thence N89°57’54”W (assumed bearing) along the south line of the SW 1/4 of said Section 20, a distance of 66.38 feet to the easterly railroad right-of-way line; then N 00°19’05” E along said easterly right-of-way line 2,63 8.85 feet to the north line of said SW 1/4; thence continuing along said easterly right-of-way line N00°16’08” E 229.0 feet; thence S 89°47’35” E 65.98 feet to the east line of the NW 1/4 of said Section 20; thence S 89°45’24” E 834.02 feet; thence S00° 16’08” W 229.00 feet to the north line of said SE 1/4 of said Section 20; thence South 00°19’05” W 2,643.59 feet to the south line of said SE 1/4; thence N89°25’03” W along said south line 833.61 feet to the point of beginning. Said Parcel B contains 59.30 acres more or less, including 0.93 acres of county road easement across the South 45.00 feet thereof, and is subject to other recorded and unrecorded easements, restrictions and servitudes, if any; and

Parcel C of that part of the North Half of Section 20, Township 96 North, Range 20 West of the 5`h P.M., Cerro Gordo County, Iowa, described as follows:

Commencing at the southwest corner of the NE 1/4 of said section 20; thence North 89 degrees 47 minutes 35 seconds West (assumed bearing) along the south line of the NW 1/4 of said Section 20 a distance of 65.91 feet to the easterly railroad right-of-way line; thence North 00 degrees 16 minutes 08 seconds East along said easterly right-of-way 229.00 feet to the point of beginning;       thence continuing North 00 degrees 16 minutes 08 seconds East along said easterly right-of-way line 450.00 feet; thence South 89 degrees 47 minutes 35 seconds East 66.12 feet to the east line of the NW 1/4 of said Section 20; thence South 89 degrees 45 minutes 24 seconds East 833.88 feet; thence South 00 degrees 16 minutes 08 seconds West 450.00 feet to a point 229.00 feet north of the south line of the NE 1/4 of said Section 20; thence North 89 degrees 45 minutes 24 seconds West parallel with the said south line 834.02 feet to the east line of the NW 1/4 of said Section 20; thence North 89 degrees 47 minutes 35 seconds West parallel with the south line of the NW 1/4 of said Section 20 a distance of 65.98 feet to the point of beginning.

Said Parcel C contains 9.30 acres more or less, and is subject to recorded and unrecorded easements, restrictions and servitudes, if any.

(together, the “Development Property”); and

WHEREAS, the Agreement incorporated and contained certain covenants and restrictions with respect to the development of the Development Property, and obligated the Developer to construct certain Minimum Improvements (as defined therein) in accordance with the Agreement; and

WHEREAS, the Developer has to the present date performed said covenants and conditions insofar as they relate to the construction of said Minimum Improvements in a manner deemed by the City to be in conformance with the approved building plans to permit the execution and recording of this certification.

NOW, THEREFORE, pursuant to Section 3.4 of the Agreement, this is to certify that all covenants and conditions of the Agreement with respect to the obligations of the Developer, and its successors and assigns, to construct the Minimum Improvements on the Development Property have been completed and performed by the Developer and are hereby released absolutely and forever terminated insofar as they apply to the land described herein. The County Recorder of Cerro Gordo County is hereby authorized to accept for recording and to record the filing of this instrument, to be a conclusive determination of the satisfactory termination of the covenants and conditions of said Agreement with respect to the construction of the Minimum Improvements on the Development Property.

All other provisions of the Agreement shall otherwise remain in full force and effect until termination as provided therein.

(SEAL)		CITY OF MASON CITY, IOWA

		By:	/s/ Jean Marinos
Mayor

ATTEST:

By:	/s/ Tim Moerman
City Clerk

STATE OF IOWA	)
) SS
COUNTY OF CERRO GORDO	)

On this 17th day of December, 2003, before me a Notary Public in and for said County, personally appeared Jean Marinos and Tim Moerman to me personally known, who being duly sworn, did say that they are the Mayor and City Clerk, respectively of the City of Mason City, Iowa, a Municipal Corporation, created and existing under the laws of the State of Iowa, and that the seal affixed to the foregoing instrument is the seal of said Municipal Corporation, and that said instrument was signed and sealed on behalf of said Municipal Corporation by authority and resolution of its City Council and said Mayor and City Clerk acknowledged said instrument to be the free act and deed of said Municipal Corporation by it voluntarily executed.

/s/ Diana L. Black
Notary Public in and for Said County and State

EXHIBIT D

APPLICATION FOR VOLUNTARY ANNEXATION
PURSUANT TO IOWA CODE SECTION 368.7

To:                              The City Council of the City of Mason City.

The undersigned                                ,                       of Golden Grain Energy, LLC, the owner of all

lands contained in the following described tract, to wit:

Parcel B of the Survey dated September 7, 2002, and filed December 3, 2002, as instrument 02-12865 of the Cerro Gordo County Recorder’s Office, said real estate being a part of Section 20, Township 96 North, Range 20 West of the 5`h P.M., Cerro Gordo County, Iowa, more particularly described as follows:

Beginning at the South 1/4 corner of said Section 20; thence N89°57’54”W (assumed bearing) along the south line of the SW 1/4 of said Section 20, a distance of 66.38 feet to the easterly railroad right-of-way line; then N 00°19’05” E along said easterly right-of-way line 2,63 8.85 feet to the north line of said SW 1/4; thence continuing along said easterly right-of-way line N00’ 16’08” E 229.0 feet; thence S 89’47’35” E 65.98 feet to the east line of the NW 1/4 of said Section 20; thence S 89°45’24” E 834.02 feet; thence S00° 16’08” W 229.00 feet to the north line of said SE 1/4 of said Section 20; thence South 00°19’05” W 2,643.59 feet to the south line of said SE 1/4; thence N89°25’03” W along said south line 833.61 feet to the point of beginning. Said Parcel B contains 59.30 acres more or less, including 0.93 acres of county road easement across the South 45.00 feet thereof, and is subject to other recorded and unrecorded easements, restrictions and servitudes, if any; and

Parcel C of that part of the North Half of Section 20, Township 96 North, Range 20 West of the 5`h P.M., Cerro Gordo County, Iowa, described as follows:

Commencing at the southwest corner of the NE 1/4 of said section 20; thence North 89 degrees 47 minutes 35 seconds West (assumed bearing) along the south line of the NW 1/4 of said Section 20 a distance of 65.91 feet to the easterly railroad right-of-way line; thence North 00 degrees 16 minutes 08 seconds East along said easterly right-of-way 229.00 feet to the point of beginning; thence continuing North 00 degrees 16 minutes 08 seconds East along said easterly right-of-way line 450.00 feet; thence South 89 degrees 47 minutes 35 seconds East 66.12 feet to the east line of the NW 1/4 of said Section 20; thence South 89 degrees 45 minutes 24 seconds East 833.88 feet; thence South 00 degrees 16 minutes 08 seconds West 450.00 feet to a point 229.00 feet north of the south line of the NE 1/4 of said Section 20; thence North 89 degrees 45 minutes 24 seconds West parallel with the said south line 834.02 feet to the east line of the NW 1/4 of said Section 20; thence North 89 degrees 47 minutes 35 seconds West parallel with the south line of the NW 1/4 of said Section 20 a distance of 65.98 feet to the point of beginning.

Said Parcel C contains 9.30 acres more or less, and is subject to recorded and unrecorded easements, restrictions and servitudes, if any.

All the above located in Cerro Gordo County, Iowa. hereby applies in writing and requests the City of Mason City annex said tract into the City of Mason City, as allowed by law.

Upon annexation applicant requests this land be initially zoned as                          .

Golden Grain Energy, LLC is the only owner of the above described lands and it does not contain any railroad right-of-way.

EXHIBIT E

DESCRIPTION OF CITY IMPROVEMENTS

The City of Mason City will be responsible for the installation of a water main from South Federal Avenue and 27th Avenue to 240th Street then west to a point approximately 2400 feet west of the intersection of 240th Street and Pierce Avenue to the Development Property.  Further, a water main will be installed beginning at the intersection of South Pierce Avenue and 19th Street SW, and then proceeding the intersection of South Pierce Avenue and 19th Street SW, and the proceeding south to the intersection of Olive Avenue and 240th Street.

The water main will be a 12” minimum diameter and shall include all appurtenances.  Such appurtenances shall include valves and hydrants.

Applicant has attached hereto a map showing the location of the above-described tract to the City of Mason City.

The above-described tract is not in the urbanized area of any city except Mason City.

Applicant requests the City Council approve this request and take all steps necessary to complete this annexation.

Dated:                      , 20   .

Signed:

Name:

Title:

RESOLUTION NO. 03 –

RESOLUTION FIXING DATE FOR A MEETING ON THE PROPOSAL TO ENTER INTO A DEVELOPMENT AGREEMENT WITH GOLDEN GRAIN ENERGY, LLC, AND PROVIDING FOR PUBLICATION OF NOTICE THEREOF

WHEREAS, by Resolution No. 93-124, adopted July 20, 1993 this Council found and determined that certain areas located within the City are eligible and should be designated as an urban renewal area under Iowa law, and approved and adopted the 1993 South Federal Avenue Economic Development Plan for the 1993 South Federal Avenue Economic Development Area, described therein, which Plan is on file in the office of the Recorder of Cerro Gordo County; and

WHEREAS, by Resolution No. 93-125, adopted July 20, 1993 this Council found and determined that certain areas located within the City are eligible and should be designated as an urban renewal area under Iowa law, and approved and adopted the Highway 65 Gateway Economic Development Plan for the Highway 65 Gateway Economic Development Area, described therein, which Plan is on file in the office of the Recorder of Cerro Gordo County; and

WHEREAS, by Resolution No. 01-204, adopted October 16, 2001 this Council found and determined that the 1993 South Federal Avenue Economic Development Area, as amended, and the Highway 65 Gateway Economic Development Area, as amended, located within the City be amended and combined to form the Area #2: South Federal/Gateway Urban Renewal Plan Area (the “Area #2: South Federal/Gateway Urban Renewal Area”) described in the Mason City Urban Renewal Plan (the “Plan”), which Plan is on file in the office of the Recorder of Cerro Gordo County; and

WHEREAS, by Resolution No. 03-296, adopted November 4, 2003, the City approved and adopted Amendment No. 5 to the Mason City Urban Renewal Plan for the Area #2: South Federal/Gateway Urban Renewal Area; and

WHEREAS, it is desirable that properties within the Project Area be redeveloped as part of the overall redevelopment area covered by said Plan; and WHEREAS, the City has received a proposal from Golden Grain Energy, LLC (the “Developer”), in the form of a proposed Development Agreement (the “Agreement”) by and between the City and the Developer, pursuant to which, among other things, the Developer would agree to construct certain Minimum Improvements (as defined in the Agreement) on certain real property located within the Mason City Urban Renewal Plan for the Area #2: South Federal/Gateway Urban Renewal Area as defined and legally described in the Agreement and consisting of the construction of a 67,000 square foot ethanol plant with a minimum nameplate capacity of 40 million gallons or more, together with all related site improvements described in the Construction Plans, and other obligations as outlined in the proposed Development Agreement; and WHEREAS, the Agreement further proposes that commencing in October 2006, the City will make up to twenty (20) consecutive semi-annual payments to the Developer, the aggregate amount of said payments shall be equal to the sum of the total amount of all Tax Increments collected in respect of the assessments imposed on the Development Property and Minimum Improvements as of January 1, 2003 and on January 1 of each of the following ten (10) years, under the terms and following satisfaction of the conditions set forth in the Agreement; and

WHEREAS, Iowa Code Chapters 15A and 403 (the “Urban Renewal Law”) and 15A authorize cities to make grants for economic development in furtherance of the objectives of an urban renewal project and to appropriate such funds and make such expenditures as may be necessary to carry out the purposes of said Chapter, and to levy taxes and assessments for such purposes; and WHEREAS, the Council has determined that the Agreement is in the best interests of the City and the residents thereof and that the performance by the City of its obligations thereunder is a public undertaking and purpose and in furtherance of the Plan and the Urban Renewal Law and, further, that the Agreement and the City’s performance thereunder is in furtherance of appropriate economic development activities and objectives of the City within the meaning of Chapters 403 and 15A of the Iowa Code, taking into account the factors set forth therein; and

WHEREAS, neither the Urban Renewal Law nor any other Code provision sets forth any procedural action required to be taken before said economic development activities can occur under the Agreement, and pursuant to Section 364.6 of the City Code of Iowa, it is deemed sufficient if the action hereinafter described be taken and the Clerk publish notice of the proposal and of the time and place of the meeting at which the Council proposes to take action thereon and to receive oral and/or written objections from any resident or property owner of said City to such action.

NOW, THEREFORE, BE IT RESOLVED BY THE CITY COUNCIL OF THE CITY OF MASON CITY, IOWA:

Section 1: That this Council meet in the Mason City Room of the Mason City Public Library, 225 2nd Street S.E., Mason City, Iowa, at 7:00 o’clock P.M. on the 2nd day of December, 2003 for the purpose of taking action on the matter of the proposal to enter into a Development Agreement with Golden Grain Energy, LLC.

Section 2: That the Clerk is hereby directed to cause at least one publication to be made of a notice of said meeting, in a legal newspaper, printed wholly in the English language, published at least once weekly, and having general circulation in said City, said publication to be not less than four (4) clear days nor more than twenty (20) days before the date of said public meeting.

Section 3: The notice of the proposed action shall be in substantially the following form:

“NOTICE OF MEETING OF THE COUNCIL OF THE CITY OF MASON CITY, IOWA, ON THE MATTER OF THE PROPOSAL TO ENTER INTO A DEVELOPMENT AGREEMENT WITH GOLDEN GRAIN ENERGY, LLC, AND THE HEARING THEREON

PUBLIC NOTICE is hereby given that the Council of the City of Mason City, Iowa, will hold a public hearing on the 2nd day of December, 2003 at 7:00 P.M o’clock P.M., in the Mason City Room of the Mason City Public Library, 225 2”d Street S.E., Mason City, Iowa, at which meeting the Council proposes to take additional action on the proposal to enter into a Development Agreement (the “Agreement”) with Golden Grain Energy, LLC (the “Developer”).

The Agreement would obligate the Developer to construct certain Minimum Improvements (as defined in the Agreement) on certain real property located within the Mason City Urban Renewal Plan for the Area #2: South Federal/Gateway Urban Renewal Project Area as defined and legally described in the Development Agreement, consisting of the construction of a 67,000 square foot ethanol plant with a minimum nameplate capacity of 40 million gallons or more, together with all related site improvements described in the Construction Plans, under the terms and following satisfaction of the conditions and other obligations set forth in the Agreement.

The Agreement would further obligate the City will make up to twenty (20) consecutive semi-annual payments to the Developer, commencing in October 2006, the aggregate amount of said payments shall be equal to the sum of the total amount of all Tax Increments collected in respect of the assessments imposed on the Development Property and Minimum Improvements as of January 1, 2003 and on January 1 of each of the following ten (10) years, under the terms and following satisfaction of the conditions set forth in the Agreement.

A copy of the Agreement is on file for public inspection during regular business hours in the office of the City Clerk, City Hall, Mason City, Iowa.

At the above meeting the Council shall receive oral or written objections from any resident or property owner of said City, to the proposal to enter into the Agreement with the Developer. After all objections have been received and considered, the Council will at this meeting or at any adjournment thereof, take additional action on the proposal or will abandon the proposal to authorize said Agreement.

This notice is given by order of the Council of Mason City, Iowa, as provided by Section 364.6 of the City Code of Iowa.

Dated this 18th day of November, 2003.

Tim Moerman, City Clerk

City of Mason City, Iowa”

(End of Notice)

PASSED AND APPROVED this 18th day of November, 2003.

/s/ Jean Marinos
Jean E. Marinos, Mayor

ATTEST:

/s/ Tim Moerman
Tim Moerman, City Clerk